Exhibit 99.1

          [LOGO]
           MFA
MORTGAGE INVESTMENTS, INC.
     350 Park Avenue
 NEW YORK, NEW YORK 10022
 TELEPHONE (212) 207-6400

PRESS RELEASE                                              FOR IMMEDIATE RELEASE

July 29, 2003                                              NEW YORK METRO

CONTACT: William Gorin                                     NYSE: MFA
         (212) 207-6407
         www.mfa-reit.com

                         MFA Mortgage Investments, Inc.
            Announces Second Quarter 2003 Earnings Per Share of $0.30

      MFA Mortgage Investments, Inc. (NYSE: MFA) today reported net income of $15.4 million, or $0.30 per share, for the quarter ended June 30, 2003 versus $14.2 million, or $0.37 per share, for the quarter ended June 30, 2002. As of June 30, 2003, stockholders' equity was $434.3 million, or $8.03 per share.

      On May 22, 2003, MFA announced a second quarter 2003 common stock dividend of $0.28 per share. The second quarter dividend will be paid on July 31, 2003 to stockholders of record as of June 30, 2003. Based on MFA's opening share price of $10.29 on July 28, 2003, the second quarter dividend rate of $0.28 per share represented an annualized yield of 10.9%.

      Stewart Zimmerman, MFA's Chairman of the Board, Chief Executive Officer and President, commented on MFA's second quarter 2003 results, "Our fundamentals are solid and we are well positioned for this period of economic uncertainty. Approximately 99% of our assets consist of mortgage-backed securities ("MBS") and related receivables issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated "AAA" by Standard & Poor's Corporation and cash. In addition, over 99% of the MBS in our portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for five years or less and then convert to a one-year adjustable-rate for the remaining loan term (94% are adjustable or convert to one-year adjustable-rate within three years or less). We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk. In addition, we believe that we utilize less leverage than other comparable financial institutions with a similar asset composition."

      Mr. Zimmerman continued, "we believe that both U.S. monetary and fiscal policies are and will remain accommodative to economic recovery during the remainder of 2003. The Federal Reserve Board has reduced short-term interest rates as measured by the Federal Funds target rate to 1.00%. We expect that short-term interest rates will remain at low levels until gross domestic product grows at a rate conducive to a declining unemployment rate. Longer-term rates are low but have risen recently and may continue to do so, maintaining to MFA's benefit, a positive sloped yield curve."

      MFA continues to benefit from low financing costs. For the second quarter of 2003, MFA's cost of borrowed funds was approximately 1.68% while the net yield on its interest-earning assets was approximately 3.17%. MFA's borrowing costs have continued to trend down, in line with the cost of LIBOR-based funding. MFA's yield on interest earning assets continues to be negatively impacted by high prepayment speeds in the MBS portfolio which results in an acceleration of purchase premium amortization. The portfolio spread, the difference between MFA's interest-earning asset portfolio yield and its cost of funds, was 1.49% for the second quarter of 2003. MFA's net interest margin, net interest income divided by average interest earning assets, was 1.65% for the quarter.


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

      Mr. Zimmerman added, "while our portfolio spread has been negatively impacted by prepayments, we continue to identify and acquire adjustable-rate and hybrid MBS providing attractive returns. While not at peak levels, our portfolio spread and earnings per share results continue to remain strong. Most of our assets are indexed to one-year treasury rates and, with these rates near 1.00%, we are very pleased with our second quarter 2003 spread of 1.49%, generating a return on equity for the second quarter of 14.9%."

      The prepayment speed on MFA's MBS portfolio averaged 37% Constant Prepayment Rate ("CPR") during the second quarter of 2003. Mr. Zimmerman explained that, "given the positive slope of the yield curve, we expect that adjustable-rate mortgage rates will remain well below fixed mortgage rates. As of June 30, 2003, the weighted average coupon of our MBS portfolio was approximately 4.61% and our average purchase price was 102.5% of par value. While we expect that prepayment speeds on our MBS may continue near their current levels during the third quarter, we do not foresee long-term interest rates declining significantly in the remainder of 2003 and therefore expect that prepayments will slow later in the year, as mortgage rates no longer test historic lows."

      In the second quarter of 2003, MFA realized a gain of $621,000 from the sale of a multifamily housing property in which it had an investment. In addition, MFA realized gains on sales of MBS of $334,000 in the quarter.

      In May of this year, MFA completed a follow-on public offering of 7,762,500 shares of common stock, which included the full exercise of the underwriters' over-allotment option. The offering price was $9.20 per share and the Company raised net proceeds of approximately $67.2 million. The proceeds of the offering were used to acquire, on a leveraged basis, additional MBS. By the end of the second quarter these proceeds were fully invested.

      MFA finances the acquisition of its MBS primarily by borrowing at short-term rates using repurchase agreements. At June 30, 2003, MFA's debt-to-equity ratio was 8.8:1 while its assets-to-equity ratio was approximately 9.9:1. Over time, MFA expects to maintain the assets-to-equity ratio within a range of 9:1 to 11:1.

      MFA continues to invest in adjustable-rate and hybrid MBS. Due to the fact that the assets MFA owns are adjustable after their initial fixed terms, the coupon received on these assets will over time adjust if interest rates change. In measuring its assets-to-borrowings repricing gap ("Repricing Gap"), MFA measures the difference between: (a) the weighted-average months until coupon adjustment or prepayment on its adjustable-rate and hybrid MBS portfolio assuming a CPR of 15%; and (b) the months remaining on our repurchase agreements applying the same CPR assumption. The CPR is applied in order to reflect, to some extent, the prepayment characteristics of interest-earning assets and interest-bearing liabilities. As of June 30, 2003, the weighted-average time to repricing or expected prepayment for MFA's MBS portfolio was approximately 18 months while the average term remaining on its repurchase agreements was 8 months, resulting in Repricing Gap of 10 months.

      MFA's objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate MBS and other assets. At June 30, 2003, MFA had total assets of approximately $4.3 billion. As of that date, approximately 99% of these assets consisted of MBS and related receivables issued or guaranteed by an agency of the United States government or a federally chartered corporation, such as Ginnie Mae, Fannie Mae or Freddie Mac, other MBS rated "AAA" by Standard & Poor's Corporation and cash. At June 30, 2003, MFA also owned indirect interests in five multifamily apartment properties.


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

      When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions are intended to identify "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing the Company's MBS; changes in short-term interest rates and the market value of the Company's MBS; changes in government regulations affecting the Company's business; the Company's ability to maintain its qualification as a REIT for federal income tax purposes; the Company's ability to use borrowings to finance its assets; and risks associated with investing in real estate, including changes in business conditions and the general economy. These risks, uncertainties and factors could cause the Company's actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as the date they are made and the Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements.


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

                         MFA MORTGAGE INVESTMENTS, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    June 30,      December 31,
(In Thousands, Except Share and per Share Amounts)                   2003            2002
                                                                  -----------     -----------
                                                                          (Unaudited)
Assets:
  Mortgage backed securities ("MBS")                              $ 4,186,943     $ 3,485,319
  Cash and cash equivalents                                            57,348          64,087
  Restricted cash                                                          --              39
  Accrued interest and dividends receivable                            21,668          19,472
  Interest rate cap agreements                                            195           1,108
  Equity interest in real estate investments                            4,160           3,806
  Real estate                                                          21,720          21,986
  Goodwill, net                                                         7,189           7,189
  Prepaid and other assets                                              1,477             853
                                                                  -----------     -----------
                                                                  $ 4,300,700     $ 3,603,859
                                                                  ===========     ===========

Liabilities:
  Repurchase agreements                                           $ 3,821,619     $ 3,185,910
  Accrued interest payable                                              9,896          14,299
  Mortgages payable on real estate                                     16,248          16,337
  Dividends payable                                                    15,279          14,952
  Accrued expenses and other liabilities                                3,314           1,161
                                                                  -----------     -----------
                                                                    3,866,356       3,232,659
                                                                  -----------     -----------

Commitments and contingencies                                              --              --

Stockholders' Equity:
  Common stock, $.01 par value; 375,000,000 shares authorized;
   54,117,105 and 46,270,855 issued and outstanding at
   June 30, 2003 and December 31, 2002, respectively                      541             463
  Additional paid-in capital                                          426,881         359,359
  Accumulated deficit                                                 (10,050)        (12,417)
  Accumulated other comprehensive income                               16,972          23,795
                                                                  -----------     -----------
                                                                      434,344         371,200
                                                                  -----------     -----------
                                                                  $ 4,300,700     $ 3,603,859
                                                                  ===========     ===========


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

                         MFA MORTGAGE INVESTMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Three Months Ended         Six Months Ended
                                                        June 30,                 June 30,
                                                   2003        2002         2003        2002
                                                 --------    --------     --------    --------
(In Thousands, Except per Share Amounts)                          (Unaudited)
Interest and Dividend Income:

MBS income                                       $ 30,642    $ 30,148     $ 62,707    $ 56,786
Corporate debt securities income                       --         289           --         610
Dividend income                                        --          --           --          39
Interest income on temporary cash investments         148         273          271         528
                                                 --------    --------     --------    --------
     Total Interest and Dividend Income            30,790      30,710       62,978      57,963
                                                 --------    --------     --------    --------

Interest Expense on Repurchase Agreements          14,700      15,247       29,667      28,730
                                                 --------    --------     --------    --------

     Net Interest and Dividend Income              16,090      15,463       33,311      29,233
                                                 --------    --------     --------    --------

Other Income (Loss):

Income from equity interest in real estate            579         132          479         191
Revenue from operations of real estate                794          --        1,221          --
Net gain (loss) on sale securities                    334        (166)         334         248
Other-than-temporary impairment on investment
     securities                                        --          --           --      (3,474)
                                                 --------    --------     --------    --------
     Total Other Income/(Loss)                      1,707         (34)       2,034      (3,035)
                                                 --------    --------     --------    --------

Operating and Other Expense:

Compensation and benefits                             929         534        1,880       1,353
Real estate operating expense                         485          --          832          --
Mortgage interest on real estate                      297          --          500          --
Other general and administrative                      679         738        1,382       1,131
                                                 --------    --------     --------    --------
     Total Operating and Other Expense              2,390       1,272        4,594       2,484
                                                 --------    --------     --------    --------

     Net Income                                  $ 15,407    $ 14,157     $ 30,751    $ 23,714
                                                 ========    ========     ========    ========

Income per Share:
Net income per share - basic                     $   0.30    $   0.37     $   0.63    $   0.65
Weighted average shares outstanding - basic        51,217      38,294       48,780      36,520

Net income per share - diluted                   $   0.30    $   0.37     $   0.63    $   0.65
Weighted average shares outstanding - diluted      51,283      38,415       48,836      36,643


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